FOR IMMEDIATE RELEASE	NEWS
November 8, 2011	NYSE: NGS

NGS Reports Year-over-Year and Sequential Increases in Revenue and Net Income
18 cents per diluted share earnings in the Third Quarter of 2011

MIDLAND, Texas November 8, 2011 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three and nine months ended September 30, 2011.

Revenue: Total revenue increased from $14.2 million to $17.7 million, or 24.7%, for the three months ended September 30, 2011, compared to the same period ended September 30, 2010. This was primarily the result of an increase in total sales and rental revenues of 30% and 23%, respectively. Sequentially, rental revenues grew 9% while total revenues increased from $13.8 million to $17.7 million in the third quarter of 2011. The third quarter of 2011 included compressor sales that had been delayed from prior quarter due to extensive design changes by a customer on a proprietary project.
Gross Margins: The overall gross margin percentage was 53% for the three months ended September 30, 2011, compared to 56% for the same period ended September 30, 2010. This decrease is primarily the result of a decrease in margins on compressor sales when compared to exceptionally high margins last year, a mix shift towards lower margin compressor sales and higher make-ready expenses for new rental contracts. Sequentially, gross margins increased 8% from $8.1 million to $8.8 million.

Operating Income: Operating income for the three months ended September 30, 2011 was $3.6 million, up 8% from the comparative prior year's level of $3.4 million. This increase was primarily driven by higher year-over-year revenues, but retarded somewhat by the mix shift and up-front rental expenses. Sequentially, operating income increased from $3.2 million to $3.6 million due to the increase in sales and rental revenue.

Income Tax Expense: The effective tax rate for the three months ended September 30, 2011 was 38%, up from the 36% for the three months ended September 30, 2010. The rate was driven higher primarily due to lower tax deductions related to the domestic manufacturing tax allowance in 2011 as compared to 2010.

Net Income: Net income for the three months ended September 30, 2011 increased 4% to $2.2 million, when compared to the same period in 2010. Net income margins for the nine months ended September 30, 2011 increased 33% compared to the nine months ended September 30, 2010. Net income increased in sequential quarters 11% to $2.2 million.

Earnings per share: Comparing the nine months of 2010 versus 2011, earnings per diluted share improved from 41 cents to 55 cents, or 34%. Earnings increased 13% per share, from 16 cents to 18 cents, between sequential quarters.

EBITDA: EBITDA increased 12.5% to $7.2 million for the three months ended September 30, 2011 versus $6.4 million for the same three months ended September 30, 2010. EBITDA was up 7% in sequential quarters and increased 26% in the comparative year-to-date periods.

Cash flow: At September 30, 2011, cash and cash equivalents were approximately $16.5 million; working capital was $34.9 million with a total debt level of $1.9 million, all of which was classified as current. Positive net cash flow from operating activities was approximately $24.1 million during the first nine months of 2011 compared to $22.2 million for the same period in 2010.

Commenting on 2011 results, Stephen C. Taylor, President and CEO, said:
“We are pleased with our performance this quarter. Our rental revenue increased over 9% this quarter compared to the second quarter of this year and has grown 23% in the year-over-year quarters. We have seen some impact to our current rental margins, but this is primarily due to the make-ready expenses inherent in new rental contracts. These expenses are, however, a precursor to corresponding revenues. Our fleet utilization has continued to climb and is now at 74%. Interestingly, flare systems sales have doubled year-to-date and, in addition to becoming a larger revenue contributor, carry exceptionally high margins. Total sales revenue is up 30% in the year-over-year quarters and is over 50% higher when year-to-date periods are compared. We think these results attest to the favorable market position we occupy and the exceptional execution demonstrated by our employees.”

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the three months ended September 30, 2011 and 2010.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended				Three months ended
	September 30,				September 30,
	2011		2010		2011		2010

Sales	$4,807	27%	$3,695	26%	$1,576	33%	$1,494	40%
Rental	12,672	72%	10,326	72%	7,050	56%	6,138	59%
Service & Maintenance	222	1%	224	2%	130	59%	80	36%
Total	$17,701	100%	$14,245	100%	$8,756	49%	$7,712	54%

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income.

The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended September 30,		Nine months ended September 30,
	(dollars in thousands)
	2011	2010	2011	2010
Net income	$2,231	$2,153	$6,736	$5,059
Interest expense	11	40	48	168
Provision for income taxes	1,367	1,223	4,128	2,852
Depreciation and amortization	3,545	2,990	10,270	8,770
EBITDA	$7,154	$6,406	$21,182	$16,849
Other operating expenses	1,568	1,359	4,417	4,379
Other income	34	(53)	(719)	(96)
Gross margin	$8,756	$7,712	$24,880	$16,849

Gross margin is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance. As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP. Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Tuesday, November 8, 2011 at 9:30 a.m. Central (10:30 a.m. Eastern). Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three and nine months ended September 30, 2011.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Modesta Idiaquez, Investor Relations
(432) 262-2700 modesta.idiaquez@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$16,461	$19,137
Trade accounts receivable, net of allowance for doubtful accounts of $123 and $171, respectively	3,953	5,279
Inventory, net of allowance for obsolescence of $833 and $250, respectively	23,869	21,489
Prepaid income taxes	261	2,103
Prepaid expenses and other	429	330
Total current assets	44,973	48,338
Rental equipment, net of accumulated depreciation of $53,312 and $44,245, respectively	137,919	120,755
Property and equipment, net of accumulated depreciation of $8,265 and $7,899, respectively	7,395	7,149
Goodwill, net of accumulated amortization of $325, both periods	10,039	10,039
Intangibles, net of accumulated amortization of $2,142 and $1,757, respectively	2,327	2,461
Other assets	27	27
Total assets	$202,680	$188,769
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$1,917	2,000
Accounts payable	3,188	3,364
Accrued liabilities	2,610	2,151
Current income tax liability	74	—
Deferred income	2,317	389
Total current liabilities	10,106	7,904
Deferred income tax payable	33,710	29,746
Other long-term liabilities	528	528
Total liabilities	44,344	38,178
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock 30,000 shares authorized, par value $0.01; 12,179 and 12,148 shares issued and outstanding, respectively	122	122
Additional paid-in capital	87,043	86,034
Retained earnings	71,171	64,435
Total stockholders' equity	158,336	150,591
Total liabilities and stockholders' equity	$202,680	$188,769

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue:
Sales, net	$4,807	$3,695	$10,586	$6,936
Rental income	12,672	10,326	35,153	30,103
Service and maintenance income	222	224	774	656
Total revenue	17,701	14,245	46,513	37,695
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	3,231	2,201	6,417	4,329
Cost of rentals, exclusive of depreciation stated separately below	5,622	4,188	14,893	11,784
Cost of service and maintenance, exclusive of depreciation stated separately below	92	144	323	450
Selling, general, and administrative expense	1,568	1,359	4,417	4,379
Depreciation and amortization	3,545	2,990	10,270	8,770
Total operating costs and expenses	14,058	10,882	36,320	29,712
Operating income	3,643	3,363	10,193	7,983
Other income (expense):
Interest expense	(11)	(40)	(48)	(168)
Other income (expense)	(34)	53	719	96
Total other income (expense)	(45)	13	671	(72)
Income before provision for income taxes	3,598	3,376	10,864	7,911
Provision for income taxes	1,367	1,223	4,128	2,852
Net income	$2,231	$2,153	$6,736	$5,059
Earnings per share:
Basic	0.18	0.18	0.55	0.42
Diluted	0.18	0.18	0.55	0.41
Weighted average shares outstanding:
Basic	12,179	12,108	12,151	12,105
Diluted	12,277	12,196	12,256	12,204

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Nine months ended
	September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,736	$5,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,270	8,770
Deferred taxes	3,964	2085
Stock options and restricted stock expense	812	874
Gain on disposal of assets	(702)	(47)
Changes in current assets and liabilities:
Trade accounts receivables, net	1,326	2,175
Inventory, net	(2,370)	1,437
Prepaid income taxes and prepaid expenses	1,743	(463)
Accounts payable and accrued liabilities	283	1958
Current income tax liability	74	(1,162)
Deferred income	1928	1,560
Other	—	(5)
NET CASH PROVIDED BY OPERATING ACTIVITIES	24,064	22,241
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(27,835)	(12,985)
Proceeds from sale of property and equipment	980	47
NET CASH USED IN INVESTING ACTIVITIES	(26,855)	(12,938)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	—	(22)
Repayments of long-term debt	—	(2,534)
Repayments of line of credit	(83)	(7,000)
Proceeds from exercise of stock options	198	99
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	115	(9,457)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,676)	(154)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	19,137	23,017
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$16,461	$22,863
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	53	202
Income taxes paid	130	2,137
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	—	225